EXHIBIT 5.1

LETTERHEAD OF

MAPLES AND CALDER

CAYMAN EUROPE ASIA

NetEase.com, Inc.

2/F, Tower B

Keeven International Research & Development Centre

No. 43 West Road North Third Ring Road

Haidan District

Beijing 100086

People’s Republic of China

7 December 2004

Dear Sirs,

We have acted as Cayman Islands legal advisers to NetEase.com, Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (i) the registration by the Company of US$100,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 15 July 2023 (the “Notes”) issued under an Indenture, dated as of 14 July 2003 (the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”), and (ii) the registration of 207,684,320 of the Company’s Ordinary Shares, of par value US$0.0001 each (the “Shares”, together with the Notes, the “Offered Securities”), initially issuable upon conversion of the Notes pursuant to the Indenture.

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 6 July 1999 and the restated memorandum and articles of association of the Company as adopted on 12 May 2000 and amended by special resolution passed on 5 June 2003, supplied by the Company;

(b)	a certificate of good standing for the Company dated 5 October 2004 issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”) and stamped copy of the 2004 Annual Return filing with the Registrar of Companies;

Page Two

(c)	the minutes of the meeting of the board of directors of the Company held on 30 June 2003;

(d)	a certificate from a director of the Company addressed to this firm dated 7 December 2004 (the “Director’s Certificate”);

(e)	the Registration Statement;

(f)	an executed copy of the Indenture; and

(g)	the executed global notes representing the Notes authenticated by the Trustee.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction which is the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied as to matters of fact upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

The following opinions are given only as to matters governed by the substantive laws of the Cayman Islands, and we express no opinion as to matters governed by the laws of any other jurisdiction.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

Page Three

2.	The Notes and the Indenture have been duly authorized and approved by all necessary corporate action of the Company, and executed and delivered by the Company, and do not violate, conflict with or result in a breach of any of the terms or provisions of its memorandum and articles of association or any law, public rule or regulation applicable to the Company in the Cayman Islands currently in force and do not violate, conflict with or result in a breach of any existing order or decree of any governmental authority or agency or any official body in the Cayman Islands.

3.	The courts of the Cayman Islands will observe and give effect to the choice of New York law as the governing law of the Notes and the Indenture, which choice does not violate the public policy or similar principles of the Cayman Islands.

4.	The submission by the Company in the Notes and the Indenture to the non-exclusive jurisdiction of the federal and state courts located in the borough of Manhattan, the City of New York is legal, valid and binding on the Company assuming that the same is true under the governing law of the Notes and the Indenture.

5.	The Shares have been duly authorised. When the Shares are issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture and entered as fully paid on the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable.

We note that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or other instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

Page Four

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Exhibits” and “Legal Matters” in the Prospectus included in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ MAPLES AND CALDER

[NetEase.com, Inc.’s letterhead]

7 December 2004

Maples and Calder

1504 One International Finance Centre

1 Harbour View Street

Hong Kong

Dear Sirs,

NetEase.com, Inc. (the “Company”)

I, Lee Ting Bun Denny, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1.	The Memorandum and Articles of Association of the Company as adopted or registered on 12 May 2000 remain in full force and effect and are unamended save for the amendments made by special resolution passed on 5 June 2003.

2.	The minutes of the meeting of the board of directors held on 30 June 2003 (the “Meeting”) at which the Indenture and the Offered Securities were approved are a true and correct record of the proceedings of the Meeting which was duly convened and held, at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association of the Company.

3.	The authorised share capital of the Company is US$100,030,000 divided into 1,000,300,000,000 shares of US$0.0001 par value each. The issued share capital of the Company as of 30 November 2004 was 3,182,191,689 shares of US$0.0001 each, which have been issued and are fully paid up.

4.	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

Page Two

5.	The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6.	The directors of the Company at the date of the Meeting and at the date hereof were and are as follows:

DING, Lei

SUN, Tak Dee Teddy

TONG, Michael Sui Bau

LEE, Ting Bun Denny

LEE, Ronald Shing Wun

LEUNG, Man Kit Michael

TONG, Tze Kay Joseph

DING, Donghua

7.	The Indentures and the Notes have been executed and delivered by an authorised person in accordance with the Articles of Association and the minutes of the Meeting.

8.	Prior to, at the time of, and immediately following execution of the Indenture and the Notes the Company was able to pay its debts as they fell due and entered into the transactions the subject of the Opinion for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

9.	Each director considers the transactions contemplated by the Indenture and the Notes to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

10.	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

11.	The Company is not a central bank, monetary authority or other sovereign entity of any state.

Page Three

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (for the attention of Mr. Richard Thorp) to the contrary.

Signature:

/s/ Denny Lee
Denny Lee
Director